Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Sonic Innovations A/S, organized under the laws of Denmark.

Sonic Innovations Pty. Ltd., organized under the laws of Australia.

Omni-ReSound ApS, organized under the laws of Denmark.